Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	John Roselli
609-720-4624
Karen Chin
609-720-4398

NELLCOR AND MASIMO ANNOUNCE SETTLEMENT
OF PATENT LITIGATION

PLEASANTON, Calif. — Jan. 23, 2006 — Nellcor, a division of Tyco Healthcare, today announced a settlement of all existing patent litigation with Masimo Corporation.  Under the terms of the settlement, all pending patent litigation will be dismissed, and Nellcor has paid Masimo $265 million for damages through Jan. 31, 2006.  In addition, Nellcor made an advance royalty payment of $65 million related to sales of Nellcor’s new products during the remainder of calendar 2006.  After Jan. 31, 2006, Nellcor will no longer ship its current 05 pulse oximetry platform, but it will continue to provide service and sensors for previously sold products.  Masimo has granted Nellcor the right to sell Nellcor’s new line of pulse oximetry products in exchange for an ongoing royalty.  This agreement does not change Tyco’s previous guidance for earnings per share (EPS) from continuing operations excluding special items of $1.85 to $1.92 per share for fiscal 2006.

A part of Tyco Healthcare’s Mallinckrodt business, Nellcor is the world’s foremost supplier of pulse oximetry and airway management products.  Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in five business segments: Fire & Security, Electronics, Healthcare, Engineered Products & Services, and Plastics & Adhesives.  With 2004 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

“EPS from continuing operations excluding special items” is a non-GAAP measure and should not be considered a replacement for GAAP results. The company has forecast its EPS from continuing operations results excluding special items related to divestitures, early retirement of debt, and other income or charges that may mask the underlying results and trends and make it difficult to give investors perspective on underlying business results. Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be taken, it is difficult to include the impact of those items in the forecast.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2005.

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